Exhibit (a)(1)

ONEMAIN REJECTS UNSOLICITED EXCHANGE OFFER FROM IEG HOLDINGS

Determines Offer Grossly Inadequate and Reckless and Does Not Even Remotely Reflect Value of OneMain; Urges Stockholders Not to Tender

EVANSVILLE, Ind., January 9, 2017 — OneMain Holdings, Inc. (NYSE: OMF) (the “Company”) today announced that its Board of Directors (the “Board”), after careful consideration and discussion with its advisors, unanimously determined that the unsolicited offer from IEG Holdings, Inc. (OTCQB:IEGH) (“IEG Holdings”) to exchange each outstanding share of common stock of the Company for two shares of common stock of IEG Holdings is grossly inadequate and reckless, does not even remotely reflect the value of the Company, and is not in the best interests of the Company and its stockholders.  Accordingly, the Board unanimously recommends that stockholders not tender any shares to IEG Holdings, for the reasons described in more detail in the Company’s Schedule 14D-9, filed today. At the time of commencing its offer, IEG Holdings had a $52 million market capitalization and $8.3 million in reported book equity, as compared to the Company’s $3.2 billion market capitalization and $3.0 billion in reported book equity.

“Following discussion, our Board was unified in its determination that this offer is an opportunistic lowball offer that does not even remotely begin to value the Company appropriately,” said Jay Levine, President and Chief Executive Officer of the Company.  “IEG Holdings is not a logical acquirer of OneMain, and the 53% discount that they are offering our stockholders — paid entirely in highly volatile and illiquid stock — is not even close to a sensible value proposition.  We urge our stockholders to simply ignore this distracting and egregious offer entirely.”

The full basis for the Board’s recommendation is set forth in the Company’s Schedule 14D-9 filed today with the Securities and Exchange Commission (“SEC”) and is available on the SEC’s website at www.sec.gov. Copies of the Schedule 14D-9 may also be obtained on the Company’s website at www.onemainfinancial.com.

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About OneMain

OneMain is America’s premier consumer finance company offering responsible and transparent personal loan products. For over 100 years, the company has been providing personalized, best-in-class service at more than 1,800 branches in 44 states. The company has more than 10,000 team members who proudly support the communities in which they live and work. For additional information, please visit www.onemainfinancial.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: the inability to obtain, or delays in obtaining, cost savings and synergies from the its acquisition by the Company of OneMain Financial Holdings, LLC from CitiFinancial Credit Company for $4.5 billion in cash (the “OneMain Acquisition”) and risks and other uncertainties associated with the integration of the companies; unanticipated expenditures relating to the OneMain Acquisition; any litigation, fines or penalties that could arise relating to the OneMain Acquisition; the impact of the OneMain Acquisition on each company’s relationships with employees and third parties; various risks relating to the sale by the Company and certain of its affiliates to Lendmark Financial Services, LLC to sell 127 branches and, subject to certain exclusions, the associated personal loans issued to customers of such branches, fixed non-information technology assets and certain other tangible personal property located in such branches, in connection with the previously disclosed Settlement Agreement with the U.S. Department of Justice; risks relating to continued compliance with the Settlement Agreement; changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our consumer and insurance segment; levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, cyber-attacks or other security breaches, or other events disrupting business or commerce; changes in the rate at which we can collect or potentially sell our finance receivables portfolio; the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay; changes in our ability to attract and retain employees or key executives to support our businesses; changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, our ability to make technological improvements, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources; risks related to the acquisition or sale of loan portfolios, including delinquencies, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; the inability to successfully and timely expand our centralized loan servicing capabilities through the integration of the servicing facilities acquired in the OneMain Acquisition and the Company’s preexisting servicing facilities; risks associated with our insurance operations; the inability to successfully implement our growth strategy for our consumer lending business as well as successfully acquiring portfolios of consumer loans, pursuing acquisitions, and/or establishing joint ventures; declines in collateral values or increases in actual or projected delinquencies or credit losses; changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Consumer Financial Protection Bureau, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings; the impacts of our securitizations and borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; changes in accounting principles and policies or changes in accounting estimates; any failure or inability to achieve the performance requirements set forth in the purchase agreement, dated as of March 31, 2016, pursuant to which certain affiliates of the Company sold their 47% limited liability company interest in each of several limited liability companies to certain affiliates of New Residential Investment Corp., BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership—NQ—ESC L.P. for an aggregate purchase price of approximately $112 million; the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans, including the environmental liability and costs for damage caused by hazardous waste if a real estate loan goes into default; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC and in the Company’s other filings with the SEC from time to time. The foregoing list of factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements does not purport to be complete and new factors, risks and uncertainties may arise in the future that are impossible for us to currently predict.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.

Additional Information

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC.  INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov. In addition, this document and other materials related to IEG Holdings’ unsolicited proposal may be obtained from the Company free of charge by directing a request to the Company’s Investor Relations Department, OneMain Holdings, Inc., 601 N.W. Second Street, Evansville, Indiana 47708, (812) 424-8031.

Contact:

Craig Streem, 812-468-5752

craig.streem@onemainfinancial.com

Rohit Dewan, 812-492-2582

rohit.dewan@onemainfinancial.com